Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Kraft Heinz Company of our report dated February 17, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in The Kraft Heinz Company’s Annual Report on Form 10-K for the year ended December 26, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 16, 2022